Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd. Contact: Investor Relations James Palczynski (203) 682-8229 Neal S. Nackman, Chief Financial Officer G-III Apparel Group, Ltd. (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER

FISCAL 2013 RESULTS

-- Net Sales Increase 9.4% to $251.5 million --

-- Exceeds Guidance with Second Quarter Non-GAAP Net Income Per Share of $0.13 --

-- GAAP Net Income Per Share is $0.07 --

-- Full Year Guidance for Non-GAAP Net Income Per Share Increased by $0.12 to $2.74 to $2.84 --

New York, New York – September 5, 2012 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2013.

For the quarter ended July 31, 2012, G-III reported that net sales increased by 9.4% to $251.5 million from $230.0 million in the year-ago period.

The Company’s net income for the second quarter was $1.4 million, or $0.07 per diluted share, compared to net income of $1.6 million, or $0.08 per diluted share, in the prior year’s comparable period. On an adjusted basis, excluding expenses associated with the Company’s acquisition of Vilebrequin, non-GAAP net income per diluted share for the second quarter was $0.13. A reconciliation of GAAP net income per share to non-GAAP net income per share is presented in a table accompanying the condensed financial statements included in this release.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “This was an excellent second quarter. We have exceeded our short-term financial goals, built an order book that supports our annual plan, and completed the acquisition of a powerful, global brand in the men’s luxury market. This combination of financial, operational and strategic progress, along with a strong balance sheet that supports further business development, gives us confidence that we are well positioned to drive superior value to our shareholders both now and well into the future.”

Mr. Goldfarb concluded, “At present, we are focused on shipping for our peak Fall selling season, as well as integrating Vilebrequin’s operations into our business. We are also off to a good start with our

Spring ‘13 market showings to retailers. We feel very good about our ability to deliver solid profit improvements in both the third and fourth quarter this year over last year.”

Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2013. The Company is now forecasting net sales of approximately $1.41 billion and net income between $55.2 million and $57.2 million, or a range of $2.68 and $2.78 per diluted share, compared to its previous guidance of net sales of approximately $1.35 billion and net income between $54.0 million and $56.0 million, or a range of $2.62 and $2.72 per diluted share. The forecasted net income and net income per share for the full fiscal year reflect the expenses of the Vilebrequin acquisition incurred through July 31, 2012, but do not reflect any additional expenses or integration costs related to this acquisition that may be incurred in the second half of the fiscal year. Non-GAAP net income per diluted share for the full fiscal year is now forecast to range between $2.74 and $2.84. The Company’s previous guidance did not include any acquisition or integration expenses.

The Company is now projecting adjusted EBITDA for fiscal 2013 to increase approximately 17% to 21% to between $108.2 million and $111.5 million compared to its previous guidance of between approximately $102.5 million and $106.0 million.

The forecasted non-GAAP net income per share and forecasted adjusted EBITDA for the full fiscal year reflect adjustments that exclude the expenses of the Vilebrequin acquisition incurred through July 31, 2012.

Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. Reconciliations of forecasted GAAP net income per share to forecasted non-GAAP net income per share and of GAAP net income to adjusted EBITDA are included in tables accompanying the condensed financial statements in this release.

For its third fiscal quarter ending October 31, 2012, the Company is forecasting net sales of approximately $570 million compared to $510 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $46.4 million and $48.4 million, or between $2.25 and $2.35 per diluted share, compared to net income of $43.6 million, or $2.16 per diluted share, in last year’s third quarter. The Company’s forecast for the third fiscal quarter does not take into account any additional expenses or integration costs that may be incurred during the quarter with respect to the acquisition of Vilebrequin.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, beachwear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells swimwear and beachwear under our own Vilebrequin brand. G-III also sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Mac & Jac, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather and Andrew Marc names, is a party to a joint venture that operates outlet stores under the Vince Camuto name and operates retail stores under the Calvin Klein Performance name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGSM:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Net sales	$251,479	$229,975	$480,928	$426,846
Cost of sales	176,636	164,404	337,395	301,820

Gross profit	74,843	65,571	143,533	125,026
Selling, general and administrative expenses	69,454	59,826	136,068	117,751
Depreciation and amortization	2,100	1,852	4,153	3,376

Operating profit	3,289	3,893	3,312	3,899
Equity loss in joint venture	146	376	433	475
Interest and financing charges, net	1,034	952	2,138	1,711

Income before taxes	2,109	2,565	741	1,713
Income tax expense	802	1,000	282	668

Net income	1,307	1,565	459	1,045
Add: Loss attributable to noncontrolling interest	(55)	—	(55)	—

Income attributable to G-III	$1,362	$1,565	$514	$1,045

Net income per common share:
Basic	$0.07	$0.08	$0.03	$0.05

Diluted	$0.07	$0.08	$0.03	$0.05

Weighted average shares outstanding:
Basic	19,995	19,848	19,928	19,784
Diluted	20,331	20,253	20,334	20,221

Selected Balance Sheet Data (in thousands):	At July 31,
	2012	2011
Cash	$22,653	$8,566
Working Capital	297,144	240,431
Inventory	336,389	322,387
Total Assets	662,343	618,395
Short-term Revolving Debt	87,007	141,974
Total Stockholders’ Equity	364,172	309,679

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL AND FORECASTED GAAP NET INCOME PER SHARE TO

ACTUAL AND FORECASTED NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
GAAP diluted net income per common share	$0.07	$0.08	$0.03	$0.05
Excluded from Non-GAAP:
Expenses associated with Vilebrequin acquisition, net of taxes	0.06	—	0.06	—

Non-GAAP diluted net income per common share	$0.13	$0.08	$0.09	$0.05

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012
GAAP diluted net income per common share	$2.68 - $2.78	$2.46
Excluded from Non-GAAP:
Expenses associated with Vilebrequin acquisition, net of taxes	0.06	—

Non-GAAP diluted net income per common share	$2.74 - $2.84	$2.46

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes the expenses associated with the acquisition of Vilebrequin. The non-GAAP information in the tables above reflects an adjustment for expenses associated with the Vilebrequin acquisition that were incurred through July 31, 2012, but does not reflect expenses and integration costs that may be incurred in the second half of the fiscal year. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding discrete expenses and integration costs associated with the acquisition of Vilebrequin that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED

AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2013	Actual Twelve Months Ended January 31, 2012
Net income	$55,200 - $57,200	$49,620
Expenses associated with Vilebrequin acquisition	1,800	—
Depreciation and amortization	9,700	7,473
Interest and financing charges, net	7,700	5,713
Income tax expense	33,800 - 35,100	29,620

Adjusted EBITDA, as defined	$108,200 - $111,500	$92,426

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses related to the acquisition of Vilebrequin. The non-GAAP information in the table above reflects an adjustment for expenses associated with the Vilebrequin acquisition that were incurred through July 31, 2012, but does not reflect expenses and integration costs that may be incurred in the second half of the fiscal year. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.